Exhibit 10.2

WARRANT TO PURCHASE COMMON STOCK

CRISP MOMENTUM INC.

This Warrant to Purchase Common Stock (this “Warrant”) is issued as of January 16, 2026 (the “Issue Date”) by CRISP MOMENTUM INC., a Delaware corporation (the “Company”), to HOLIDAY HOUSE PRODUCTIONS, LLC, a Delaware limited liability company (the “Holder” or the “Advisor”), pursuant to that certain Senior Advisor Agreement dated October 28, 2025, by and between the Company and the Holder (the “Senior Advisor Agreement”).

In consideration of the mutual covenants set forth in the Senior Advisor Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holder agree as follows:

1. Certain Definitions

As used in this Warrant, the following terms have the meanings indicated below. Capitalized terms used but not defined in this Warrant have the meanings given in the Senior Advisor Agreement.

1.1 “Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise

1.2 “Board” means the Board of Directors of the Company or its duly authorized committee.

1.3 “Cause” has the meaning given to such term in Section 3.1(g) of the Senior Advisor Agreement.

1.4 “Change in Control” means any of the following transactions, in one or a series of related transactions:

(a) a merger, consolidation, amalgamation or similar transaction involving the Company after which the stockholders of the Company immediately prior to such transaction own, directly or indirectly, less than fifty percent (50%) of the total voting power of the surviving or resulting entity (or its parent); or

(b) the sale, lease, transfer or other disposition (whether by merger, consolidation, asset sale or otherwise), in a single transaction or series of related transactions, of all or substantially all of the Company’s consolidated assets (other than to an Affiliate of the Company).

For the avoidance of doubt, a financing transaction in which the Company issues equity securities for cash primarily for capital-raising purposes will not by itself constitute a Change in Control.

1.5 “Common Stock” means the Company’s common stock, par value $0.0001 per share, and any securities into which such common stock may be converted or exchanged as a result of a Reorganization Event (as defined below).

1.6 “Expiration Date” means 5:00 p.m. Eastern Time on the date that is ten (10) years after the Grant Date.

1.7 “Fully Diluted Share Capital” has the meaning given in Section 3.1(l) of the Senior Advisor Agreement.

1.8 “Good Reason” has the meaning given to such term in Section 3.1(g) of the Senior Advisor Agreement.

1.9 “Grant Date” means the date on which the issuance of this Warrant is approved by the Board (or authorized committee) effective in accordance with Section 3.1(f) of the Senior Advisor Agreement, which is expected to be January 16, 2026.

1.10 “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

1.11 “Services” means the strategic advisory services to be provided by the Holder under the Senior Advisor Agreement, including any statements of work attached thereto.

1.12 “Services Commencement Date” means October 28, 2025.

1.13 “Warrant Shares” means the shares of Common Stock purchasable upon exercise of this Warrant, as determined in accordance with Section 2.1, as adjusted from time to time pursuant to Section 5.

2. Grant; Number of Warrant Shares; Term

2.1 Grant; Number of Warrant Shares. Subject to the terms and conditions set forth in this Warrant and the Senior Advisor Agreement, the Company hereby grants to the Holder the right to purchase, at the Exercise Price (as defined below), 205,338,875 shares of Common Stock equal to ten percent (10%) of the Company’s Fully Diluted Share Capital as of the Grant Date, as certified by an officer of the Company pursuant to Section 3.1(f) of the Senior Advisor Agreement.

2.2 Exercise Price. The per share exercise price of this Warrant (the “Exercise Price”) is $0.0079135 per share of Common Stock (as adjusted hereunder), or such higher amount as the Board determines to be required to comply with applicable law and to avoid adverse tax treatment under Section 409A of the Internal Revenue Code or other applicable tax rules.

2.3 Term. This Warrant may be exercised, to the extent vested and not previously exercised, in whole or in part, from time to time on or after the applicable Vesting Dates (as defined in Section 3.1) and prior to the Expiration Date. Any portion of this Warrant not exercised on or before the Expiration Date will automatically terminate and be of no further force or effect.

3. Vesting; Termination of Services

3.1 Vesting Schedule.

(a) Subject to the Holder’s continuous provision of the Services under the Senior Advisor Agreement through each applicable Vesting Date, the Warrant Shares are intended to compensate the Holder for Services to be rendered over an eighteen (18) month period commencing on the Services Commencement Date.

(b) On the Grant Date, that portion of the Warrant Shares corresponding to the number of full months of Services completed between the Services Commencement Date and the Grant Date shall be deemed vested as of the Grant Date. For purposes of the foregoing, a “full month” shall be measured by reference to successive monthly anniversaries of the Services Commencement Date, and partial months shall be disregarded.

(c) The remaining Warrant Shares shall vest in substantially equal monthly instalments on each monthly anniversary of the Grant Date thereafter until fully vested (each such date, a “Vesting Date”).

3.2 Condition of Service. Vesting of the Warrant Shares is expressly conditioned on the continuous provision of the Services by the Holder (through its designated representative) under the Senior Advisor Agreement from the Grant Date through the applicable Vesting Date. For purposes of this Warrant, the Holder’s Services will be deemed to terminate upon the effective date of termination or expiration of the Senior Advisor Agreement for any reason.

3.3 Termination of Senior Advisor Agreement. Upon any termination or expiration of the Senior Advisor Agreement for any reason:

(a) all Warrant Shares that are unvested as of the effective date of such termination or expiration will immediately and automatically be forfeited and cancelled without consideration; and

(b) all Warrant Shares that are vested as of the effective date of such termination or expiration will remain outstanding and exercisable by the Holder until the Expiration Date, subject to the other terms and conditions of this Warrant.

3.4 Suspension of Services.

(a) If the Company suspends the Holder’s provision of Services pursuant to Section 2.2 of the Senior Advisor Agreement pending an investigation of an alleged breach or potential Cause event, vesting of the Warrant Shares shall be tolled during such suspension period.

(b) If the investigation concludes without a determination of Cause and the Senior Advisor Agreement is not terminated, the tolled vesting shall resume on the date the suspension ends, and the Holder shall receive credit for any Vesting Dates that would have occurred during the suspension period, effective as of the date the suspension ends.

(c) If the Senior Advisor Agreement is terminated for Cause following such suspension, all unvested Warrant Shares (including any that would have vested during the suspension period) shall be forfeited in accordance with Section 3.3(a).

(d) A suspension of Services for reasons other than investigation of alleged breach or potential Cause (including, without limitation, suspension at the Company’s convenience or for business reasons) shall not toll vesting.

4. Change in Control; Acceleration

4.1 Acceleration on Qualifying Termination Following Change in Control. If a Change in Control occurs while the Senior Advisor Agreement is in effect and, within twelve (12) months following the date of such Change in Control:

(a) the Company (or its successor) terminates the Senior Advisor Agreement without Cause; or

(b) the Holder resigns from providing the Services for Good Reason in accordance with the notice, cure and timing requirements set forth in Section 3.1(g) of the Senior Advisor Agreement,

then, effective immediately prior to the effective time of such termination of Services, one hundred percent (100%) of the then-unvested Warrant Shares will automatically accelerate and become fully vested.

4.2 Tail Period. Limitations.

(a) The acceleration provisions of Section 4.1 shall not apply if the Change in Control occurs after the expiration or termination of the Senior Advisor Agreement, regardless of the reason for such expiration or termination.

(b) If the Senior Advisor Agreement expires in accordance with its terms (without early termination by either party) and a Change in Control occurs within ninety (90) days following such expiration, then acceleration under Section 4.1 shall apply only if:

(i) the Company (or its successor) offered to renew or extend the Senior Advisor Agreement on terms no less favourable than those in effect immediately prior to expiration;

(ii) the Holder accepted such renewal or extension in writing prior to the Change in Control; and (iii) the qualifying termination described in Section 4.1 occurs within twelve (12) months following the Change in Control.

(c) For purposes of this Section 4.2, a termination of the Senior Advisor Agreement shall be deemed to have occurred on the effective date of such termination, and the date of a Change in Control shall be the closing date of the transaction constituting such Change in Control.

(d) Any acceleration under this Section 4 shall apply only to Warrant Shares that remain unvested as of the date of the qualifying termination and that were scheduled to vest during the remaining term of the Senior Advisor Agreement (or any renewal thereof) as of immediately prior to the Change in Control.

4.3 No Other Acceleration. Except as expressly provided in this Section 4 or in the Senior Advisor Agreement, there will be no acceleration of vesting of this Warrant.

5. Exercise of Warrant

5.1 Exercise Procedure. Subject to the terms and conditions of this Warrant, the vested portion of this Warrant may be exercised by the Holder, in whole or in part, at any time and from time to time prior to the Expiration Date, by:

(a) delivering to the Company a duly completed and executed notice of exercise in the form attached as Exhibit A (a “Notice of Exercise”), specifying the number of Warrant Shares to be purchased; and

(b) paying to the Company the aggregate Exercise Price for the Warrant Shares being purchased, in accordance with Section 5.2.

5.2 Form of Payment. The aggregate Exercise Price may be paid, at the Holder’s election, by any one or a combination of the following: cash, wire transfer or certified check payable to the order of the Company.

5.3 Issuance of Shares. Upon due exercise of this Warrant and full payment of the aggregate Exercise Price, the Company will, as promptly as reasonably practicable and in any event within ten (10) business days, issue and deliver to the Holder (or to such other Person as the Holder may designate in the Notice of Exercise, subject to the transfer restrictions in Section 7) the Warrant Shares in book-entry form or by issuance of a certificate, together with any cash in lieu of fractional shares as provided in Section 6.

5.4 No Stockholder Rights Prior to Exercise. The Holder is not entitled, solely by virtue of holding this Warrant, to any rights of a stockholder of the Company, including voting rights, dividend rights, preemptive rights or rights on a liquidation, until this Warrant has been duly exercised and the Warrant Shares have been issued to the Holder.

6. Fractional Shares

No fractional shares of Common Stock will be issued upon any exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will, at its option, either (a) round down to the nearest whole share or (b) pay to the Holder an amount in cash equal to such fraction of a share of Common Stock on the date of exercise, as determined in good faith by the Board.

7. Adjustments; Reorganization Events

7.1 Stock Splits and Similar Events. If, at any time while this Warrant is outstanding, the Company effects any stock split, reverse stock split, stock dividend, combination, recapitalization, subdivision, reclassification or similar event affecting the outstanding shares of Common Stock (each, a “Stock Event”), then the number of Warrant Shares and the Exercise Price will be equitably adjusted so that the Holder will receive upon exercise of this Warrant, for the same aggregate Exercise Price, the number and kind of securities or other consideration that the Holder would have received if this Warrant had been exercised immediately prior to such Stock Event. Any adjustment made pursuant to this Section 7.1 will not entitle the Holder to any additional securities or other consideration in connection with any future issuance of securities by the Company, and will not constitute anti-dilution, ratchet or similar protection in connection with any financing or other issuance of equity securities.

7.2 Reorganization Events. In the event of any merger, consolidation, Change in Control, reorganization, reclassification, or sale of all or substantially all of the Company’s assets (each, a “Reorganization Event”), this Warrant shall be assumed, substituted or treated in accordance with this Section 7.2, in addition to any acceleration under Section 4:

(a) the successor or acquiring entity (or its parent) may, as part of such Reorganization Event, assume this Warrant or substitute an equivalent warrant or similar right with respect to the equity securities of the successor or acquiring entity (or its parent), with appropriate equitable adjustments to the number of shares and Exercise Price to preserve the economic value of this Warrant; or

(b) if this Warrant is not so assumed or substituted in connection with a Reorganization Event, then, immediately prior to the closing of such Reorganization Event and after giving effect to any acceleration pursuant to Section 4, this Warrant will become exercisable for the kind and amount of securities, cash or other property that the Holder would have received in such Reorganization Event if the Holder had exercised this Warrant in full immediately prior thereto.

The Company will provide the Holder with reasonable advance written notice of any Reorganization Event and the treatment of this Warrant under this Section 7.2.

7.3 No Other Adjustments. Except as expressly provided in this Section 7, the Holder will not be entitled to any adjustment with respect to any issuance of securities (including additional shares of Common Stock, options, warrants or other convertible securities), and the Holder acknowledges that it has no anti-dilution, price protection, ratchet, top-up or similar rights.

8. Transferability; Lock-Ups

8.1 Transfer of Warrant.

(a) This Warrant may not be sold, assigned, transferred, pledged or otherwise disposed of by the Holder, in whole or in part, without the prior written consent of the Company, which consent may be granted or withheld in the Company’s sole discretion.

(b) Notwithstanding Section 8.1(a), the Company’s consent shall not be unreasonably withheld for a transfer to an Affiliate of the Holder, provided that: (i) the Holder provides the Company with at least fifteen (15) business days’ prior written notice of the proposed transfer, identifying the transferee and its relationship to the Holder; (ii) the transferee executes a written instrument, in form and substance reasonably satisfactory to the Company, agreeing to be bound by all terms and conditions of this Warrant and the Senior Advisor Agreement as if it were an original party thereto; (iii) the Holder provides the Company with such documentation as the Company may reasonably request to verify the Affiliate relationship and the transferee’s status as an accredited investor; (iv) the Holder remains jointly and severally liable with the transferee for all obligations under this Warrant and the Senior Advisor Agreement; and (v) the Holder acknowledges that such transfer shall not relieve the Holder of any obligations under the Senior Advisor Agreement, including without limitation the obligation to provide Services.

(c) Any Person to whom this Warrant is transferred shall be deemed to have made the representations and warranties set forth in Section 9.1.

(d) The Company shall maintain a register of all holders of this Warrant and any permitted transferees. The Company may treat the registered holder as the absolute owner of this Warrant for all purposes.

(e) Any attempted transfer in violation of this Section 8.1 shall be null and void ab initio, and the Company shall not register any such transfer or recognize any purported transferee as a holder of this Warrant

8.2 Transfer of Warrant Shares. Shares of Common Stock issued upon exercise of this Warrant will be transferable by the Holder, subject to:

(a) compliance with applicable federal, state and foreign securities laws and regulations;

(b) the Company’s insider trading and compliance policies, as in effect from time to time; and

(c) any lock-up or market-stand-off agreements that are applicable to all senior executives and advisors of the Company in connection with a bona fide equity financing or public listing, which the Holder agrees to enter into on substantially the same terms as such executives and advisors.

8.3 Market Stand-Off. If requested by the Company or the underwriters of the Company’s securities, the Holder agrees not to sell, transfer or otherwise dispose of any Warrant Shares during any customary lock-up period (not to exceed 180 days, or such longer period as is required of similarly situated executives and advisors) following the effective date of a registration statement of the Company under the Securities Act of 1933, as amended, to the extent such restriction is required of the Company’s senior executives and advisors generally.

9. Securities Law Compliance; Legends

9.1 Investment Representations. The Holder represents and warrants to the Company that:

(a) it is acquiring this Warrant, and will acquire any Warrant Shares upon exercise of this Warrant, for investment purposes only and not with a view to or for sale in connection with any distribution;

(b) it understands that this Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and are “restricted securities” under the Securities Act;

(c) it is an “accredited investor” as defined in Rule 501(a) under Regulation D promulgated under the Securities Act; and

(d) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company.

9.2 Compliance with Laws. This Warrant and any Warrant Shares issued upon exercise hereof may not be offered, sold, assigned, transferred, pledged or otherwise disposed of except in compliance with the Securities Act, applicable state securities laws and the rules and regulations thereunder. The Company may require the Holder to provide such legal opinions, certifications or other evidence reasonably satisfactory to the Company as a condition to any such transfer.

9.3 Legend. Any certificate(s) or book-entry statements representing this Warrant or the Warrant Shares may bear a restrictive legend substantially in the following form (in addition to any other legend required by applicable law or contract):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE THEREWITH.”

10. Taxes and Withholding

10.1 Tax Responsibility. The Holder is solely responsible for all taxes (including income, employment, social security, social insurance and similar taxes) arising from the grant, vesting, ownership, exercise, transfer or disposition of this Warrant or the Warrant Shares, or from any dividends or other distributions thereon.

10.2 Withholding. The Company is authorized, to the extent it determines it has any withholding obligation, to satisfy any tax withholding obligations with respect to this Warrant or any Warrant Shares by (a) withholding from the Warrant Shares otherwise deliverable upon exercise, (b) requiring a cash payment from the Holder, or (c) such other method as is permitted by applicable law. The Holder will execute any tax-related forms and acknowledgments reasonably requested by the Company and acknowledges that timely filing of any required tax elections is the Holder’s sole responsibility.

10.3 No Tax Advice. The Holder acknowledges that the Company has not provided the Holder with tax, legal or investment advice and that the Holder has been advised to consult with its own tax, legal and investment advisors regarding this Warrant.

11. Relationship to Senior Advisor Agreement

11.1 Issued Pursuant to Senior Advisor Agreement. This Warrant is issued as the Base Warrant contemplated by Section 3.1 of the Senior Advisor Agreement and constitutes the sole equity compensation payable to the Holder under the Senior Advisor Agreement, subject to the terms set forth therein.

11.2 Incorporation by Reference. The terms and conditions of Section 3.1 of the Senior Advisor Agreement (including, without limitation, the definitions of Fully Diluted Share Capital, Cause and Good Reason, the vesting schedule, treatment upon termination of Services, and the Change in Control provisions) are incorporated herein by reference to the maximum extent permissible. In the event of any conflict between the express terms of this Warrant and the express terms of the Senior Advisor Agreement on any such matter, the Senior Advisor Agreement will control.

11.3 No Additional Rights. This Warrant does not amend, modify or expand the rights of the Holder under the Senior Advisor Agreement, except to the limited extent expressly stated herein.

12. Notices

Any notice, request, demand or other communication under this Warrant will be in writing and given in the manner and to the addresses (or emails) specified for each party in Section 15.4 of the Senior Advisor Agreement (or such other address as a party may designate in accordance with that section). Notices under this Warrant will be deemed given at the times set forth in Section 15.4 of the Senior Advisor Agreement.

13. Governing Law; Dispute Resolution

This Warrant, and any dispute arising out of or relating to this Warrant (including without limitation its validity, interpretation, performance, enforcement, termination and damages), will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, without regard to conflicts of law principles. Any dispute under this Warrant will be resolved in the same manner and forum as disputes under the Senior Advisor Agreement, and nothing in this Warrant limits any party’s right to seek injunctive or other equitable relief as described therein.

14. Miscellaneous

14.1 Amendments; Waivers. This Warrant may be amended, modified or supplemented, and any provision of this Warrant may be waived, only by a written instrument signed by the Company and the Holder. No waiver of any breach or default will be deemed a waiver of any subsequent breach or default.

14.2 Binding Effect; Assignment. Subject to the transfer restrictions set forth herein, this Warrant is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns. The Holder may not assign this Warrant except as permitted by Section 8.1.

14.3 Severability. If any provision of this Warrant is determined to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions, which will remain in full force and effect.

14.4 Counterparts; Electronic Signatures. This Warrant may be executed in counterparts (including by electronic transmission), each of which will be deemed an original, and all of which together will constitute one and the same instrument. Electronic signatures (including via DocuSign or similar) will be deemed original signatures for all purposes.

14.5 Headings. The headings in this Warrant are for convenience only and do not affect its interpretation.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Issue Date.

FOR AND ON BEHALF OF:

CRISP MOMENTUM INC.

By:
Name:	Renger Van den Heuvel
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER:

HOLIDAY HOUSE PRODUCTIONS, LLC

By:
Name:	Pamela Duckworth
Title:	President - Founder

EXHIBIT A

NOTICE OF EXERCISE FORM

To: CRISP MOMENTUM INC.

Attn: Renger Van den Heuvel

Address: 250 Park Avenue, 7th Floor, New York, NY 10177

Email:

Re: Exercise of Warrant to Purchase Common Stock

The undersigned, the holder of that certain Warrant to Purchase Common Stock issued by CRISP MOMENTUM INC. dated as of January 16, 2026 (the “Warrant”), hereby irrevocably elects to exercise the Warrant with respect to the purchase of [Number of Shares] shares of Common Stock (the “Warrant Shares”), considering:

Form of Payment: Cash / wire / certified check in the amount of $[Amount], representing the aggregate Exercise Price for the Warrant Shares being purchased.

The undersigned hereby confirms and reaffirms, as of the date hereof, the representations and warranties set forth in Section 9.1 of the Warrant.

Please issue the Warrant Shares in the name of (check one):

HOLDER:

HOLIDAY HOUSE PRODUCTIONS, LLC

By:

Name:

Title: